Exhibit (s)(3)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

HPS Corporate Lending Fund

(Exact Name of Registration as Specified in its Charter)

Pursuant to a Registration Statement initially filed on September 10, 2021 on Form N-2, amended on January 26, 2022 and declared effective on January 27, 2022 (the “Registration Statement”), HPS Corporate Lending Fund (the “Fund”) (File No: 333-259453) registered shares of beneficial interest with a maximum aggregate offering price of $4,000,000,000. Filing fees of $403,600 were paid in connection with the filing of the Registration Statement. No additional fees are required in connection with this filing.